                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-59992





                                   PROSPECTUS



                                 228,973 SHARES

                        LATTICE SEMICONDUCTOR CORPORATION

                                  COMMON STOCK

                                _________________

         This prospectus relates to 228,973 shares of common stock, $0.01 par value, of Lattice Semiconductor Corporation that are offered for the accounts of stockholders of Integrated Intellectual Property, Inc. identified in this prospectus under the caption "Selling Stockholders." The selling stockholders are offering all of the shares to be sold in the offering. Lattice will not receive any of the proceeds from the offering.

         Lattice Semiconductor Corporation's Common Stock is traded on the Nasdaq National Market under the symbol "LSCC." On May 15, 2001, the last reported sale price for the Common Stock on the Nasdaq National Market was $23.20 per share.

         INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT RISK FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                                _________________


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _________________













                  The date of this prospectus is May 18, 2001.

================================================================================



                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

SUMMARY.......................................................................3


RISK FACTORS..................................................................3


YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE
      INHERENTLY UNCERTAIN....................................................9


DIVIDEND POLICY...............................................................9


SELLING STOCKHOLDERS.........................................................10


PLAN OF DISTRIBUTION.........................................................11


OFFICE AND PLACE OF INCORPORATION............................................12


VALIDITY OF COMMON STOCK.....................................................12


EXPERTS......................................................................12


WHERE YOU CAN FIND MORE INFORMATION..........................................12

================================================================================



     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                                     SUMMARY

         Lattice Semiconductor Corporation designs, develops and markets high performance programmable logic devices, or PLDs, and related software. Programmable logic devices are widely used semiconductor components that can be configured by the end customer as specific logic circuits, and enable the end customer to shorten design cycle times and reduce development costs. Our principal executive offices are located at 5555 N. E. Moore Court, Hillsboro, Oregon 97124-6421, and our telephone number at that location is (503)268-8000. Unless the context otherwise requires, references in this prospectus to "we," "us," "our" and "Lattice" refer to Lattice Semiconductor Corporation and its consolidated subsidiaries.

         On March 16, 2001, pursuant to an Agreement and Plan of Reorganization, dated as of February 22, 2001, among Lattice, Italy Acquisition Corporation, Integrated Intellectual Property, Inc., which we refer to as I2P, and Milan C. Gandhi, as amended by the First Amendment thereto, Italy Acquisition Corporation merged into I2P and I2P became a wholly-owned subsidiary of Lattice. Each outstanding share of I2P was converted into a right to receive shares of common stock of Lattice as provided in the Agreement and Plan of Reorganization. Lattice agreed, pursuant to a registration rights agreement entered into in connection with the Agreement and Plan of Reorganization, to register the shares of Lattice common stock issued in connection with this merger.


                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY MAY LIMIT OUR ABILITY TO MAINTAIN OR INCREASE REVENUE AND PROFIT LEVELS DURING FUTURE INDUSTRY DOWNTURNS.

         The semiconductor industry is highly cyclical, to a greater extent than other less dynamic or less technology-driven industries. Currently, the industry is undergoing a cyclical downturn. In the past, our financial performance has been negatively affected by significant downturns in the semiconductor industry as a result of:

     - the cyclical nature of the demand for the products of semiconductor customers;

     -  general reductions in inventory levels by customers;

     -  excess production capacity; and

     -  accelerated declines in average selling prices.

         When these or other conditions in the semiconductor industry occur, there is likely to be an adverse effect on our operating results.

WE MAY BE UNSUCCESSFUL IN DEFINING, DEVELOPING OR SELLING NEW PRODUCTS REQUIRED TO MAINTAIN OR EXPAND OUR BUSINESS.

         As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. Our future success depends on our ability to introduce new or improved products that meet customer needs while achieving acceptable margins. If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our operating results would be harmed.

         The introduction of new products in a dynamic market environment presents significant business challenges. Product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technology developments.

         Our future revenue growth is dependent on market acceptance of our new product families and the continued market acceptance of our software development tools. The success of these products is dependent on a variety of specific technical factors including:

     -  successful product definition;

     -  timely and efficient completion of product design;

     - timely and efficient implementation of wafer manufacturing and assembly processes;

     -  product performance; and

     -  the quality and reliability of the product.

         If, due to these or other factors, our new products do not achieve market acceptance, our operating results would be harmed.

OUR FUTURE QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND THEREFORE MAY FAIL TO MEET EXPECTATIONS.

         Our quarterly operating results have fluctuated and may continue to fluctuate. Consequently, our operating results may fail to meet the expectations of analysts and investors. As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

     - general economic conditions in the countries where we sell our products;

     -  the timing of our and our competitors' new product introductions;

     -  product obsolescence;

     -  excessive inventory accumulation by our end customers;

     - the scheduling, rescheduling and cancellation of large orders by our customers;

     -  the cyclical nature of demand for our customers' products;

     - our ability to develop new process technologies and achieve volume production at the new fabs of Seiko Epson, UMC or at other foundries;

     -  changes in manufacturing yields;

     -  adverse movements in exchange rates, interest rates or tax rates; and

     - the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

         As a result of these factors, our past financial results are not necessarily a good predictor of our future results.

OUR STOCK PRICE MAY CONTINUE TO EXPERIENCE LARGE SHORT-TERM FLUCTUATIONS.

         In recent years, the price of our common stock has fluctuated greatly. These price fluctuations have been rapid and severe and have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of company specific factors, including:

     -  quarter-to-quarter variations in our operating results;

     - shortfalls in revenue or earnings from levels expected by securities analysts; and

     - announcements of technological innovations or new products by other companies.

OUR WAFER SUPPLY MAY BE INTERRUPTED OR REDUCED, WHICH MAY RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         We do not manufacture finished silicon wafers. Currently, all of our silicon wafers are manufactured by Seiko Epson in Japan, AMD in the United States and UMC in Taiwan. If Seiko Epson, through its U.S. affiliate Epson Electronics America, AMD or UMC significantly interrupts or reduces our wafer supply, our operating results could be harmed.

         In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries. At present, we anticipate that our supply commitments are adequate. However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods. Additionally, notwithstanding our supply commitments we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments. We negotiate wafer prices and supply commitments from our suppliers on at least an annual basis. If any of Seiko Epson, Epson Electronics America, AMD or UMC were to reduce its supply commitment or increase its wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be harmed.

         Many other factors that could disrupt our wafer supply are beyond our control. Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be harmed by significant industry-wide increases in overall wafer demand or interruptions in wafer supply. Additionally, a future disruption of

Seiko Epson's, AMD's or UMC's foundry operations as a result of a fire, earthquake or other natural disaster could disrupt our wafer supply and could harm our operating results.

OUR PRODUCTS MAY NOT BE COMPETITIVE IF WE ARE UNSUCCESSFUL IN MIGRATING OUR MANUFACTURING PROCESSES TO MORE ADVANCED TECHNOLOGIES.

         To develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that use larger wafer sizes and smaller device geometries. We also may need to use additional foundries. Because we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities. As a result, volume production of our advanced E(2)CMOS process technologies at the new fabs of Seiko Epson, UMC or future foundries may not be achieved. This could harm our operating results.

IF OUR FOUNDRY PARTNERS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         We depend on our foundries to deliver reliable silicon wafers with acceptable yields in a timely manner. As is common in our industry, we have experienced wafer yield problems and delivery delays. If our foundries are unable to produce silicon wafers that meet our specifications, with acceptable yields, for a prolonged period, our operating results could be harmed.

         Substantially all of our revenue is derived from products based on a specialized silicon wafer manufacturing process technology called E2CMOS. The reliable manufacture of high performance E2CMOS semiconductor wafers is a complicated and technically demanding process requiring:

     -  a high degree of technical skill;

     -  state-of-the-art equipment;

     -  the absence of defects in the masks used to print circuits on a wafer;

     - the elimination of minute impurities and errors in each step of the fabrication process; and

     - effective cooperation between the wafer supplier and the circuit designer.

         As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

IF OUR ASSEMBLY AND TEST SUBCONTRACTORS EXPERIENCE QUALITY OR YIELD PROBLEMS, WE MAY FACE A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         We rely on subcontractors to assemble and test our devices with acceptable quality and yield levels. As is common in our industry, we have experienced quality and yield problems in the past. If we experience prolonged quality or yield problems in the future, our operating results could be harmed.

         The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The assembly of advanced packages is a complex process requiring:

     -  a high degree of technical skill;

     -  state-of-the-art equipment;

     - the absence of defects in lead frames used to attach semiconductor devices to the package;

     - the elimination of raw material impurities and errors in each step of the process; and

     - effective cooperation between the assembly subcontractor and the device manufacturer.

         As a result, our subcontractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

DETERIORATION OF CONDITIONS IN ASIA MAY DISRUPT OUR EXISTING SUPPLY ARRANGEMENTS AND RESULT IN A SHORTAGE OF FINISHED PRODUCTS AVAILABLE FOR SALE.

         Two of our three silicon wafer suppliers operate fabs located in Asia. Our finished silicon wafers are assembled and tested by independent subcontractors located in Hong Kong, Malaysia, the Philippines, South Korea, Taiwan and Thailand. A prolonged interruption in our supply from any of these subcontractors could harm our operating results.

         Economic, financial, social and political conditions in Asia have historically been volatile. Financial difficulties, governmental actions or restrictions, prolonged work stoppages or any other difficulties experienced by our suppliers may disrupt our supply and could harm our operating results.

         Our wafer purchases from Seiko Epson are denominated in Japanese yen. The value of the dollar with respect to the yen fluctuates. Substantial deterioration of dollar-yen exchange rates could harm our operating results.

EXPORT SALES ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES AND MAY DECLINE IN THE FUTURE DUE TO ECONOMIC AND GOVERNMENTAL UNCERTAINTIES.

         Our export sales are affected by unique risks frequently associated with foreign economies including:

     -   changes in local economic conditions;

     -   exchange rate volatility;

     -   governmental controls and trade restrictions;

     - export license requirements and restrictions on the export of technology;

     -   political instability;

     -   changes in tax rates, tariffs or freight rates;

     -   interruptions in air transportation; and

     -   difficulties in staffing and managing foreign sales offices.

         For example, our export sales have historically been affected by regional economic crises. Significant changes in the economic climate in the foreign countries where we derive our export sales could harm our operating results.

WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE HIGHLY COMPETITIVE SEMICONDUCTOR INDUSTRY.

         The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources. If we are unable to compete successfully in this environment, our future results will be adversely affected.

         The current level of competition in the programmable logic market is high and may increase as our market expands. We currently compete directly with companies that have licensed our products and technology or have developed similar products. We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies. These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies. We also may experience significant competition from foreign companies in the future.

WE MAY FAIL TO RETAIN OR ATTRACT THE SPECIALIZED TECHNICAL AND MANAGEMENT PERSONNEL REQUIRED TO SUCCESSFULLY OPERATE OUR BUSINESS.

         To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel. As a mid-sized company, we are particularly dependent on a relatively small group of key employees. Competition for skilled technical and management employees is intense within our industry. As a result, we may not be able to retain our existing key technical and management personnel. In addition, we may not be able to attract additional qualified employees in the future. If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR FINANCIAL RESULTS AND COMPETITIVE POSITION MAY SUFFER.

         Our success depends in part on our proprietary technology. However, we may fail to adequately protect this technology. As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

         We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. Despite this intention, we may not be successful in achieving adequate protection. Claims allowed on any of our patents may not be sufficiently broad to protect our technology. Patents issued to us also may be challenged, invalidated or circumvented. Finally, our competitors may develop similar technology independently.

         Companies in the semiconductor industry vigorously pursue their intellectual property rights. If we become involved in protracted intellectual property disputes or litigation we may utilize substantial financial and management resources, which could have an adverse effect on our operating results.

         We may also be subject to future intellectual property claims or judgments. If these were to occur, we may not be able to obtain a license on favorable terms or without our operating results being adversely affected.

         YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY
                            ARE INHERENTLY UNCERTAIN

         This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. We use words or phrases such as "anticipate," "estimate," "plans," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases to identify forward-looking statements.

         Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause our actual results to differ materially from the forward-looking statements are:

     -  delay in product or technology development;

     -  change in economic conditions of the various markets we serve;

     -  lack of market acceptance or demand for our new products;

     -  dependencies on silicon wafer suppliers and semiconductor assemblers;

     -  the impact of competitive products and pricing;

     -  opportunities or acquisitions that we pursue; and

     -  the availability and terms of financing.

         You should not unduly rely on forward-looking statements because our actual results could materially differ from those expressed in any forward-looking statements made by us. Further, any forward-looking statement applies only as of the date on which it is made. We are not required to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. Our Board of Directors currently intends to retain all earnings for use in our business. Therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

                              SELLING STOCKHOLDERS

         This prospectus relates to the periodic offers and sales by the selling stockholders of an aggregate of 228,973 shares of our common stock received in connection with our acquisition of I2P. The number of shares of our common stock
(i) owned by each selling stockholder prior to the offering being registered hereby and (ii) offered hereby by each selling stockholder is as set forth below:

                                                                         NUMBER OF                          NUMBER OF
                                                                           SHARES         PERCENT OF          SHARES
                                                                        BENEFICIALLY      OUTSTANDING     REGISTERED FOR
                           NAME OF HOLDER                                  OWNED            SHARES       SALE HEREBY (1)
---------------------------------------------------------------------   -------------     ----------     ---------------

Milan Gandhi.....................................................        226,763              *             226,763

Gopalakrishna Chikkamuniyappa....................................            333              *                 333

Murali Chundi....................................................             66              *                  66

Rahul Durve......................................................            222              *                 222

Ramesha Doddamane................................................            211              *                 211

Rakesh Kinger....................................................            289              *                 289

Bhudeb Mukhopadhy................................................            289              *                 289

Aashish Parekh...................................................            146              *                 146

Kannan Ramaswamy.................................................            222              *                 222

Scott Sieden.....................................................            166              *                 166

Other holders of our common stock received in connection with
  our acquisition of I2P(2)......................................            266              *                 266

--------------------------
* Represents beneficial ownership of less than one percent. Based on the number of shares outstanding on April 20, 2001.

(1) Of the total shares of common stock listed as owned by the selling stockholders, a portion of each selling stockholder's shares, aggregating 34,350 shares, are held in an escrow account to secure indemnification obligations of the selling stockholders to us.

(2) Information about other selling stockholders will be set forth in prospectus supplements, if required. Assumes that any other holders of the shares registered hereby do not beneficially own any common stock other than the shares received in connection with our acquisition of I2P.

         No estimate can be given as to the number of shares that will be held by any selling stockholder after completion of this offering because the selling stockholders may offer all or some of the shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares.

         The selling stockholders do not have any material relationship with Lattice except:

     - the contractual relationships under the Agreement and Plan of Reorganization and the Escrow Agreement and Registration Rights Agreement entered into in connection with the Agreement and Plan of Reorganization;

     - Milan Gandhi became an employee of Lattice upon the consummation of our acquisition of I2P;

     - Milan Gandhi and Lattice are party to a noncompetition agreement entered into in connection with the Agreement and Plan of Reorganization; and

     - some shares of our common stock held by Milan Gandhi are subject to vesting under a stock repurchase agreement.

                              PLAN OF DISTRIBUTION

         Lattice will not receive any of the proceeds from the sale of the shares offered hereby. A selling stockholder, or his pledgee, donee, transferees or other successors in interest, may sell all or a portion of the shares from time to time on the Nasdaq National Market for his own account at prices prevailing in the public market at the times of such sales. A selling stockholder may also make private sales directly or through one or more brokers. These brokers may act as agents or as principals. The shares may be sold by one or more of the following methods:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - face-to-face or other direct transactions between the selling stockholder and purchasers without a broker or other intermediary.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. These broker-dealers and agents and any other participating broker-dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with these sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

         In connection with distributions of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out these short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered under this prospectus, which the broker-dealer may resell pursuant to this prospectus. A selling stockholder may also pledge the shares registered under this prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         We will file a supplement to this prospectus, if required, upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, secondary distribution, purchase by a broker-dealer or otherwise. The supplement will disclose the name of the selling stockholder and participating broker-dealers, the number of shares involved, the price at which the shares were sold, the commissions paid or discounts or concessions allowed to the broker-dealers, and any other facts material to the transaction.

         We have advised the selling stockholders that during the time that they may be engaged in a distribution of the shares included under this prospectus, they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended. With specified exceptions, Regulation M precludes any selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until that entire distribution is complete.

         A selling stockholder will pay all sales commissions and similar expenses related to the sale of the shares by him. We will pay all expenses related to the registration of the shares. In addition, under the Registration Rights Agreement entered into in connection with the Agreement and Plan of Reorganization, we have agreed to indemnify the selling stockholders and certain other persons for specified liabilities, including liabilities under the Securities Act of 1933, as amended.

                       OFFICES AND PLACE OF INCORPORATION

         Lattice was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Our principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, and our telephone number at that location is (503) 268-8000.

                            VALIDITY OF COMMON STOCK

         The validity of the issuance of the common stock in this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, one of our directors and a partner of Wilson Sonsini Goodrich & Rosati, beneficially owned 76,860 shares of our common stock at April 20, 2001, including 67,500 shares subject to options exercisable within 60 days of that date.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC, in accordance with the Securities and Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Web site http://www.sec.gov.

         The Commission allows us to "incorporate by reference" the information we filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     - Our annual report on Form 10-K for the fiscal year ended December 30, 2000, filed on March 26, 2001;

     - Our proxy statement for our 2001 Annual Meeting of Stockholders, filed on March 23, 2001;

     - Our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed on May 14, 2001;

     - The description of our common stock contained in our registration statement on Form 8-A, filed on September 27, 1989, including any amendments or reports filed for the purpose of updating such description; and

     - All of our filings pursuant to the Securities Exchange Act of 1934 made after the date of the original filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Investor Relations Department
         Lattice Semiconductor Corporation
         5555 N.E. Moore Court
         Hillsboro, Oregon 97124-6421
         (503) 268-8000

         You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date on the front of this document.

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                                 228,973 SHARES





                        LATTICE SEMICONDUCTOR CORPORATION





                                  COMMON STOCK